Principal Management Corporation
A member of Principal Financial Group
711 High Street, Des Moines, IA 50392
515 247 5111 tel
www.principal.com

March 31, 2016

Mr. Michael Beer, President
Principal Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080

Dear Mr. Beer:

Principal Management Corporation intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
Multi-Manager Equity Long/Short Fund A	$10,000	1,000
Multi-Manager Equity Long/Short Fund Institutional	$10,000	1,000
Multi-Manager Equity Long/Short Fund P	$10,000	1,000
Multi-Manager Equity Long/Short Fund R6	$10,000	1,000

Each share of the Multi-Manager Equity Long/Short Fund has a par value of $.01 and a price of $10.00 per share. In connection with such purchase, Principal Management Corporation represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL MANAGEMENT CORPORATION

BY _ /s/ Adam U. Shaikh___________________
Adam U. Shaikh
Counsel